Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement is Agreement is entered into on June 27, 2003, between SUB-URBAN INDUSTRIES, INC. (the “Company”), a California corporation, having its principal place of business located at 500 Molino #215, Los Angeles, CA 90013, and Joseph E. Shortal, an individual (the “Employee”).

WITNESSETH:

WHEREAS, the Employee has expertise in the areas of sales, marketing, administration and management;

WHEREAS, the parties acknowledge that the Employee’s abilities and services are unique and essential to the prospects of the Company; and

WHEREAS, in light of the foregoing, the Company desires to employ the Employee as its Chief Executive Officer and (interim) Chief Financial Officer, and the Employee desires to accept such employment.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

2.             Term. This Agreement shall commence on the date hereof and shall terminate as of the earlier of:

(a) three (3) years from the date hereof, plus - absent any prior termination of this Agreement pursuant to this Section 2 - automatic renewals for one-year effective upon each annual anniversary of the date of this Agreement;

(b) the death or “Permanent Disability” (as hereafter defined) of the Employee;

(c) thirty (30) days after a material breach hereof by the Employee and notice thereof by the Company to the Employee, if such breach remains uncured; or

(d) thirty (30) days after a material breach hereof by the Company and notice thereof by the Employee to the Company, if such remains uncured

The exercise of the Company’s or the Employee’s right to terminate this Agreement pursuant to clause (c) or (d) hereof, as the case may be, shall not abrogate the rights and remedies of the terminating party in respect of the breach giving rise to such termination.

3.             Compensation. For all services rendered under this Agreement:

                (a)           (i)            The Company shall pay the Employee a base salary of $3,000 per month ($36,000 per annum) in equal monthly or semi-monthly installments commencing on the later of July 1, 2003, or upon the receipt of at least $300,000 of equity (or debt convertible into equity) financing from third parties (“External Funding”). The base salary shall be increased to $10,000 per month ($120,000 per annum) beginning when the Company has received an aggregate of at least $2,000,000 of External Funding. Notwithstanding anything herein to the contrary, (i) the amount of base compensation payable to the Employee shall not be less than the base compensation payable to any other senior executive of the Company, and (ii) if cash flow constraints preclude full payment of base salaries to all senior management employees of the Company, the Employee agrees to deferral and accrual of all or part of his base salary pari passu with deferments by other senior management employees; provided, however that the aggregate accrual may not exceed an amount equal to 25% of one year’s annual base salary without the Employee’s consent.

(ii) If the Employee is unable to perform effectively his duties hereunder (herein “Disability”) for a period of at one hundred eighty (180) days or more in any consecutive one year period (herein “Permanent Disability”), the Company may elect, upon notice to the Employee, to pay the Employee one-third of the compensation the Employee would otherwise be entitled to pursuant to clause (i) above for the balance of the term specified in Section 2(a) hereof and shall thereupon have no further obligation under Section 3(b) or (e) hereof.

                (b) The Employee shall be entitled to incentive compensation as determined by the Board of Directors, which amount shall not be less than the amount of incentive compensation payable to any other senior executive of the Company.

                (c) During the term of his employment, the Employee shall be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Such additional benefits shall include, subject to the approval of the Board of Directors, medical, dental, life insurance and income insurance, paid vacation and equity stock incentive plans; provided, however, that in no event shall Employee’s benefits hereunder be less favorable than those afforded any other senior executive of the Company.

                (d) The Company will furnish the Employee with a Company- owned/financed or leased automobile of the make and model then authorized by the Company’s policy (together with full insurance coverage with policy limits not less than those required by applicable finance or lease agreements) and a cell phone and service, all without cost to the Employee.

                (e) The Employee shall be entitled to reimbursement of all reasonable expenses incurred by him in the performance of his duties, subject to the presenting of appropriate vouchers in accordance with the Company’s policy.

                (f) Notwithstanding anything herein to the contrary, in the event of a termination by Company of Employee’s employment hereunder, or a material change in the Employee’s title or the scope and/or nature of his duties, which constitutes a material breach of this Agreement (“Severance Event”), Employee shall receive, in lieu of any damages otherwise applicable to the remainder of the term of this Agreement, severance compensation comprised of (i) a lump sum payment in an amount equal to three (3) times the Employee’s annual base compensation applicable at the time of Severance Event plus (ii) for a period of three (3) years following the Severance Event, a continuation of all fringe and other benefits inuring to Employee at the time of the Severance Event.

4.             Duties. The Employee shall be employed as Chief Executive Officer and (interim) Chief Financial Officer of the Company. His duties as Chief Executive Officer shall include overall responsibility for managing the administrative, personnel, marketing, sales and finance, together with such additional duties as may be assigned to him from time to time by the Board of Directors in connection with the conduct of its business. The Employee shall perform and discharge such duties well and faithfully. A material change in the Employee’s title or the scope and/or nature of his duties which is not consistent with the foregoing and with the office of Chief Executive Officer, without the express written consent of the Employee, shall constitute a material breach of this Agreement by the Company. If the Employee is elected to be a director of the Company or any subsidiary thereof during the term of this Agreement, the Employee will serve in such capacity without further compensation.

5.             Extent of Services. Absent a Disability pursuant to Section 3(a)(ii) hereof, the Employee shall devote sufficient professional time, attention and energies to the business of the Company in order to perform his duties under this Agreement for the benefit of the Company, all as determined by the Employee in the good faith exercise of this reasonable discretion. During the term of this Agreement, the Employee shall not be engaged in any other business or professional activity (whether or not such activity is pursued for gain, profit or other pecuniary advantage) if such other business or professional activity materially interferes with the Employee’s duties hereunder or otherwise constitutes a breach of any other provision of this Agreement.

6.             Purchase of Stock. Concurrently herewith, and as partial

consideration for entering into this Agreement, the Employee is purchasing shares of the Company’s Common Stock as described in that certain “Founder’s Stock Purchase Agreement,” a copy of which is attached as Exhibit A hereto and incorporated herein by reference.

7.             Proprietary Information. Concurrently herewith, as a condition of the

Employee’s engagement under this Agreement, the Employee has executed the “Proprietary Information and Inventions Agreement,” a copy of which is attached hereto as Exhibit B hereto and incorporated herein by reference.

8.             Indemnification. To the maximum extent permitted by California law, the Company shall indemnify and hold the Employee harmless from expenses, judgments, fines, settlements and other amounts (including attorneys fees and related costs) actually and reasonably incurred by the Employee in connection with the defense or settlement of civil, criminal, administrative and/or investigative proceeding against the Employee in the Employee’s capacity as an officer and/or director of the Company.

9.             Insurance. The Company may, at its election and for its benefit, insure the Employee against accidental loss or death and the Employee shall submit to such physical examination and supply such information as may be required in connection therewith.

10.           No Relocation~ Location of Performance

                                (a)           The parties acknowledge that the Employee is not required to change his place of residence from Los Angeles County, CA to perform hereunder.

                                (b)           The Employee’s services will be performed in the greater Los

Angeles area. The Employee’s performance hereunder shall be within such area or its environs. The parties acknowledge, however, that the Employee may be required to travel extensively in connection with the performance of his duties hereunder.

11.           Assignment. This Agreement may not be assigned by any party hereto; provided that the Company may assign this Agreement: (i) to an affiliate so long as such affiliate assumes the Company’s obligations hereunder; provided that no such assignment shall discharge the Company of its obligations herein, or (ii) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company’s obligations thereunder.

12.           Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to the Employee at his residence at 1327 Sunset Plaza Dr, Los Angeles, CA 90069 or to the Company at its address set forth above, Attention: James Blondell, President, or to such other address of which a party is given notice as herein provided.

13.           Waiver of Breach. A waiver by the Company or the Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

14.           Additional Documents and Acts. Each party agrees to execute such additional documents and perform such additional acts as may be requested by the other party to effect the reasonable intent of this Agreement.

15.           Disputes. In the event of any litigation to enforce or interpret any provision of this Agreement, a court of competent jurisdiction may award either party reasonable attorneys’ fees and costs, in addition to any other appropriate relief.

16.           Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

SUB-URBAN INDUSTRIES, INC., A California Corporation

By:	/s/ James Blondell
James Blondell, Its President
/s/ Joseph E. Shortal
By:	/s/ Aaron Apodaga	Joseph E. Shortal, An Individual
	Aaron Apodaga, Its Secretary	“Employee”